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                                                                    May 19, 2003


Sirius Satellite Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020

Ladies and Gentlemen:

         We have acted as counsel to Sirius Satellite Radio Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration for sale of 429,881,643 shares of common stock of the Company, par value $0.001 per share (the "Securities"), by Atlas Global Growth Fund, Clarington Global Equity Fund, Security Benefit Life Global Series Fund, Security Benefit Life Worldwide Equity Series D/VA, CUNA Global Series Fund/VA, JNL/Oppenheimer Global Growth Series VA, Oppenheimer Global Fund, Oppenheimer Global Securities Fund/VA, Oppenheimer Global Growth & Income Fund, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Blackstone CCC Capital Partners L.P., Blackstone Family Investment Partnership III L.P., LJH Partners, L.P., Robert C. Fanch Revocable Trust and BCI Investments II, L.L.C. (the "Selling Securityholders"). The Securities will be offered for sale by the Selling Securityholders.

         We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals,


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Sirius Satellite Radio Inc.             -2-                        May 19, 2003





the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, we are of the opinion that the Securities have been validly issued and fully paid and are nonassessable.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                                   Very truly yours,





                                                   SIMPSON THACHER & BARTLETT